 Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

July 16, 2018		Fine victory holding company Limited

	By:	/s/ Silong Chen
Director

July 16, 2018	/s/ Silong Chen
Silong Chen